Exhibit 99.1
PRESS RELEASE — FOR IMMEDIATE RELEASE

CONTACT:	Kenneth R. Howe, Chief Financial Officer
(248) 737-4190
AGREE REALTY CORPORATION
REPORTS SECOND QUARTER 2007 OPERATING RESULTS

Second Quarter 2007 Highlights:
•	Diluted FFO per share of $0.62

•	$0.49 per share quarterly dividend paid July 12, 2007
     FARMINGTON HILLS, MI (August 2, 2007) — Agree Realty Corporation (NYSE: ADC) today announced results for the quarter ended June 30, 2007. For the second quarter, Funds from Operations (FFO) was $5,165,000 compared with FFO in the second quarter of 2006 of $4,953,000. FFO per diluted share was $0.62 compared with $0.59 for the second quarter of 2006. Net income was $3,603,000, or $0.47 per diluted share, compared with net income for the second quarter of 2006 of $3,462,000, or $0.45 per diluted share. Total revenues increased 2.6% to $8,378,000, compared with total revenues of $8,167,000 in the second quarter of 2006. A reconciliation of net income to FFO is included in the financial table accompanying this press release.
     For the six months ended June 30, 2007, FFO was $10,304,000 compared with FFO for the six months ended June 30, 2006 of $9,823,000. FFO per diluted share was $1.23 compared with $1.18 for the six months ended June 30, 2006. Net income was $7,208,000, or $0.94 per diluted share, compared with net income for the comparable period last year of $6,849,000, or $0.89 per diluted share. Total revenues increased 2.4% to $16,841,000, compared with total revenues of $16,440,000 for the comparable period last year.
     “We are pleased with the operating results for the quarter ended June 30, 2007 and expect continued growth of our funds from operations as our development projects in Barnesville, Georgia, Macomb Township, Michigan, Ypsilanti, Michigan and East Lansing, Michigan are completed,” said Richard Agree, President and Chairman of Agree Realty Corporation.
Dividend
     The Company paid a cash dividend of $0.49 per share on July 12, 2007 to shareholders of record on June 29, 2007. The dividend is equivalent to an annualized dividend of $1.96 per share and represents a payout ratio of 79.0% of FFO for the quarter.

Portfolio
     At June 30, 2007, the Company’s total assets were $227,678,000 and its portfolio consisted of 61 properties located in 15 states and totaling 3,369,724 square feet. The portfolio was 99.7% leased at the end of the quarter.
     During the second quarter of 2007, the Company completed the development of a single tenant property located in Livonia, Michigan. The tenant in the Livonia project opened for business on June 22, 2007.
     At June 30, 2007, the Company’s construction in progress balance totaled approximately $7,167,000 and it capitalized $160,000 of construction period interest during the second quarter 2007.
Lease Expirations
     The following table, as of June 30, 2007, sets forth lease expirations for the next 10 years for the Company’s freestanding properties and community shopping centers, assuming that none of the tenants exercise renewal options.

		Gross Leasable Area		Annualized Base Rent
	Number of
Expiration	Leases	Square	Percent of		Percent of
Year	Expiring	Footage	Total	Amount	Total
2007	2	8,000	0.2%	$71,000	0.2%
2008	20	253,075	7.5%	977,450	3.2%
2009	20	193,326	5.8%	975,311	3.2%
2010	22	384,035	10.4%	2,131,495	6.9%
2011	26	233,524	7.0%	1,665,679	5.4%
2012	13	74,560	2.2%	590,252	1.9%
2013	5	90,718	2.7%	799,731	2.6%
2014	3	172,958	5.1%	824,206	2.7%
2015	10	646,442	19.2%	4,612,462	15.0%
2016	5	80,945	2.4%	1,664,513	5.4%
Thereafter	43	1,257,521	37.5%	16,501,624	53.5%

Total	169	3,359,104	100.0%	$30,813,723	100.0%

Annualized Base Rent of Properties
     The following is a breakdown of base rents in effect at June 30, 2007 for each type of retail tenant:

Retail Tenant	Annualized Base Rent	Percent of Total Base Rent

National	$27,553,471	89%
Regional	2,149,704	7%
Local	1,110,548	4%

Total	$30,813,723	100%

Major Tenants
     The following is a breakdown of base rents in effect at June 30, 2007 for each of the Company’s major tenants:

Major Tenant	Annualized Base Rent	Percent of Total Base Rent

Borders (18 properties)	$9,861,727	32%
Walgreen (19 properties)	7,058,599	23%
Kmart (12 properties)	3,847,911	12%

Total	$19,920,805	67%

Outstanding Shares and Operating Partnership Units
     For the three and six months ended June 30, 2007, the Company’s fully diluted weighted average shares outstanding were 7,691,475 and 7,692,133, respectively. The basic weighted average shares outstanding for the three and six months ended June 30, 2007 were 7,643,026 and 7,643,026, respectively.
     As of June 30, 2007, there were 673,547 operating partnership units outstanding.
     Agree Realty Corporation owns, manages and develops properties located in 15 states which are primarily single tenant properties and neighborhood community shopping centers and are leased to major retail tenants.
     The Company considers portions of the information contained in this release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. These forward-looking statements represent the Company’s expectations, plans and beliefs concerning future events. Although these forward-looking statements are based on good faith beliefs, reasonable assumptions and the Company’s best judgment reflecting current information, certain factors could cause actual results to differ materially from such forward—looking statements. Such factors are detailed from time to time in reports filed or furnished by the Company with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2006. Except as required by law, the Company assumes no obligation to update these forward—looking statements, even if new information becomes available in the future.
     For additional information, visit the Company’s home page on the Internet at http://www.agreerealty.com

Agree Realty Corporation
Operating Results (in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2007	2006	2007	2006
Revenues:
Minimum rents	$7,643	$7,430	$15,330	$14,963
Percentage rent	2	13	16	27
Operating cost reimbursements	726	710	1,482	1,422
Other income	7	14	13	28

Total Revenues	8,378	8,167	16,841	16,440

Expenses:
Real estate taxes	467	462	924	902
Property operating expenses	436	381	947	928
Land lease payments	169	195	338	391
General and administration	976	1,022	1,972	2,073
Depreciation and amortization	1,263	1,203	2,497	2,406
Interest expense	1,151	1,139	2,328	2,292

Total Expenses	4,462	4,402	9,006	8,992

Income before minority interest	3,916	3,765	7,835	7,448
Minority interest	313	303	627	599

Net Income	$3,603	$3,462	$7,208	$6,849

Net Income Per Share — Dilutive	$0.47	$0.45	$0.94	$0.89

Reconciliation of Funds from Operations to Net Income: (1)
Net income	$3,603	$3,462	$7,208	$6,849
Depreciation of real estate assets	1,236	1,178	2,444	2,355
Amortization of leasing costs	13	10	25	20
Minority interest	313	303	627	599

Funds from Operations	$5,165	$4,953	$10,304	$9,823

Funds from Operations Per Share — Dilutive	$0.62	$0.59	$1.23	$1.18

Weighted average number of shares and OP units outstanding — dilutive	8,365	8,335	8,366	8,334

(1)	FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (NAREIT) to mean net income computed in accordance with generally accepted accounting principles (GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental measure to conduct and evaluate the Company’s business because there are certain limitations associated with using GAAP net income by itself as the primary measure of the Company’s operating performance. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, management believes that the presentation of operating results for real estate companies that use historical cost accounting is insufficient by itself.
     FFO should not be considered as an alternative to net income as the primary indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. Further, while the Company adheres to the NAREIT definition of FFO, its presentation of FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that not all REITs use the same definition.

Agree Realty Corporation
Consolidated Balance Sheets (in thousands)
(Unaudited)

	June 30,	December 31,
	2007	2007
Assets
Land	$80,419	$77,537
Buildings	193,323	189,117
Accumulated depreciation	(50,793)	(48,353)
Property under development	1,762	1,594
Cash and cash equivalents	162	464
Rents receivable	404	732
Deferred costs, net of amortization	1,338	1,441
Other assets	1,063	983

Total Assets	$227,678	$223,515

Liabilities
Mortgages payable	$47,078	$48,291
Notes payable	26,200	20,500
Deferred revenue	11,759	12,104
Dividends and distributions payable	4,123	4,112
Other liabilities	2,152	2,210

Total Liabilities	91,312	87,217

Total minority interest	5,845	5,879
Stockholders’ Equity
Common stock	1	1
Additional paid-in capital	141,766	141,277
Accumulated deficit	(11,246)	(10,859)
Total Stockholders’ Equity	130,521	130,419

	$227,678	$223,515